PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "**Agreement**") is made as of May 12, 2023 (the "**Effective Date**"), by and between American Battery Technology Company, a Nevada corporation, having an address at 100 Washington Street, Suite 100, Reno, NV 89503 (together with any assignee permitted hereunder, "**Seller**"), and Bow River Capital RE III LLC, a Delaware limited liability company, having an address at 205 Detroit St #800, Denver, CO 80206 (together with any assignee permitted hereunder, "**Buyer**").

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property (defined below), which includes the Land located at 2500 Peru Drive, McCarran, NV 89434, currently identified as Storey County Assessor's Parcel Number 005-071-55, and which is more particularly described on **Schedule A** attached hereto and made a part hereof, upon the terms and covenants and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

AGREEMENT

ARTICLE I
Definitions

Unless otherwise defined herein, any term capitalized in this Agreement shall have the meanings set forth on **Schedule B** to this Agreement.

ARTICLE II
Purchase and Sale of the Property

2.1 Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property all in accordance with the terms and conditions set forth in this Agreement.

2.2 Purchase Price. The total purchase price (the "**Purchase Price**") for the Property shall be equal to $15,000,000.00, the portion of which Seller is entitled to at the Closing being subject to adjustment as hereinafter provided. The Purchase Price shall be payable as follows:

(a) Deposit. On or before the 2nd Business Day after the Effective Date, Buyer shall deliver by wire transfer or (if acceptable to Title Company) by check payable to the order of Title Company the amount of $500,000.00 to First American Title Insurance Company ("**Title Company**"). Title Company shall deposit and hold such amount pursuant to the provisions of **Article XIV** (which earnest money deposit, together with all interest and dividends earned thereon, is herein referred to as the "**Deposit**"). The Deposit (other than the Independent Contract Consideration) shall be released to Seller or returned to Buyer in accordance with the terms and conditions of this Agreement.

(b) Balance. The balance of the Purchase Price (after crediting the Deposit, subject to prorations and adjustments in accordance with **Article XII** and elsewhere in this Agreement), shall be paid by Buyer to Title Company on or before the Closing Date.

2.3 Seller Deposit. On or before the 2nd Business Day after the Effective Date, Seller shall deliver by wire transfer or (if acceptable to Title Company) by check payable to the order of Title Company the amount of $150,000.00 to the Title Company. Title Company shall deposit and hold such amount pursuant to the provisions of **Article XIV** (which deposit, together with all interest and dividends earned thereon, is herein referred to as the "**Seller Deposit**"). The Seller Deposit shall be released to Buyer or returned to Seller in accordance with the terms and conditions of this Agreement.

ARTICLE III
Seller's Deliveries

3.1 Seller shall, by the 3rd Business Day after the Effective Date, at Seller's sole cost, deliver (which may include "delivery" pursuant to an on-line data site) to Buyer the information set forth below (collectively, the "**Seller's Deliveries**"):

(a) a list of all Contracts related to the operation and maintenance of the Property (collectively the "**Contract List**");

(b) copies of all Leases, Contracts, and Plans and Records; and

(c) copies of all other documents identified in **Schedule C** which are within Seller's Possession or Reasonable Control.

ARTICLE IV
Investigation of the Property

4.1 Inspection of Property. At all reasonable times during Seller's normal business hours from the Effective Date to the Closing Date or earlier termination of this Agreement, Buyer, and its representatives and consultants may, subject to the NDA and **Section 4.2**, at Buyer's sole cost, and upon not less than two (2) Business Day's prior notice to Seller (which notice may be by email), investigate the Property, all Seller's Deliveries, and any other aspects or characteristics of the Property. For its investigation, Buyer may, subject to the NDA and **Section 4.2**, (a) enter the Real Property, and have made, at Buyer's expense, any inspections of the Property as Buyer may deem appropriate, and (b) review all Leases and all other Property files, but in no event shall Buyer be authorized to review any files pertaining to the Business except to the extent the same are delivered as part of Seller's Deliveries. Subject to the NDA and Section 4.2, Seller agrees to cooperate reasonably with any such investigation made by or for Buyer, including providing access and documentation reasonably requested by Buyer or its consultants or representatives to complete a limited environmental compliance audit. Buyer shall not conduct a Phase II environmental audit without Seller's prior written approval, which shall be in Seller's sole discretion.

4.2 Buyer's Investigation. Seller or a Seller's representative may accompany Buyer and its consultants and representatives at all times during any investigation of the Property provided that Seller's failure to be present or have a Seller's representative present shall not prohibit Buyer's investigation of the Property so long as Buyer has provided notice as set forth in **Section 4.1**. Buyer shall (a) conduct its and representatives' and consultants' investigation at the Real Property in a manner that complies with all reasonable policies of Seller pertaining to third parties entering on the Real Property and that otherwise minimizes disruption to Seller's operation of the Real Property and its Business, and (b) indemnify and defend Seller and hold Seller harmless from any Losses to the extent caused by Buyer's and its representatives' and consultants' physical investigations, but expressly excluding Losses arising out of latent defects, the disturbance of Hazardous Materials not placed on the Real Property by Buyer or its representatives and consultants, the discovery of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the Real Property related to matters discovered by Buyer during its investigations (as long as Buyer and its representatives and consultants take reasonable steps not to exacerbate such latent defects, Hazardous Materials, pre-existing conditions, or other matters once discovered). In addition, Buyer shall, at its sole expense, promptly repair any damage to the Real Property to the extent caused by its or its representatives' or consultants' investigation and shall restore the same to its condition prior to such investigation; except that, Buyer shall have no obligation to repair any damage to the extent caused by Seller's negligence or misconduct, to remediate, or control any Hazardous Materials not placed on the Real Property by Buyer or its representatives, or to repair any latent condition discovered by Buyer or its representatives and consultants (as long as Buyer or its representatives and consultants take reasonable steps not to exacerbate such condition once discovered). Buyer's indemnification and repair obligations in this Section shall survive the Closing or the earlier termination of this Agreement. During performance of any investigations at the Real Property, Buyer shall maintain, and cause its consultants and/or representatives to maintain, commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage. The requirement to carry the insurance specified in the preceding sentence may be satisfied through Buyer's or its affiliates', consultant's, or representative's blanket or umbrella insurance policies.

Seller shall be named as an additional insured on any insurance policy required pursuant to this Section, and Buyer shall, prior to it or its representatives or consultants entering on the Real Property, provide to Seller with certificate(s) of insurance evidencing its or its representatives' or consultants' compliance, as applicable, with the foregoing insurance requirements prior to entering on the Real Property.

4.3 Buyer's Termination Right. Buyer may at any time from the Effective Date until 10:59 p.m. (Pacific Time) on July 12th, 2023 (the "**Inspection Period**") terminate this Agreement in its sole discretion. If Buyer fails to deliver a written notice to Seller waiving its termination right hereunder on or before the expiration of the Inspection Period, then (a) Title Company shall return the Deposit to Buyer, less the Independent Contract Consideration (which Title Company shall deliver to Seller), (b) Buyer shall pay the cancellation charges, if any, of Title Company, (c) Title Company shall return the Seller Deposit to Seller if it has not already been returned to Seller pursuant to **Section 8.6**, and (d) this Agreement shall terminate automatically and be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement). If Buyer delivers written notice waiving its termination right under this **Section 4.3**, then the Deposit shall be non-refundable, except for any provision of this Agreement expressly providing for return of the Deposit to Buyer.

4.4 Distribution of Environmental Reports. If (a) Buyer or Seller terminates this Agreement for any reason other than a Seller default, or (b) Buyer and Seller close this transaction, Buyer will promptly deliver to Seller true and complete copies of, but without representation or warranty, all third party written assessments, results of investigations or audits, and other reports that Buyer acquires relating to the environmental matters at or the environmental condition of the Property.

ARTICLE V
Title

5.1 Buyer's Objections and Resolutions of Buyer's Objections. Buyer shall order from the Title Company, at its sole cost and expense, a current ALTA title insurance commitment for the Property, including copies of all recorded exceptions to title referred to therein (collectively, the "**Title Commitment**"), showing fee simple title to the Real Property to be vested in Seller and committing to insure such title to the Real Property in Buyer (or its permitted assignee) in the amount of the Purchase Price. Buyer may also order, at its sole cost and expense, a survey of the Real Property (the "**Survey**"), prepared by a surveyor selected by Buyer, and certified to Buyer (and/or its permitted assignee), any lender specified by Buyer and the Title Company. Buyer shall have until 10 days prior to the expiration of the Inspection Period (the "**Buyer Objection Deadline**") to notify Seller in writing of any objection (the "**Buyer Objection Notice**") which Buyer may have to any matters reported or shown in the Title Documents. If Buyer timely delivers the Buyer Objection Notice, then, Seller may deliver in Seller's sole and absolute discretion, a response to the Buyer Objection Notice (the "**Seller Response**") no later than 5 Business Days after the date that Buyer delivers the Buyer Objection Notice (the "**Response Deadline**"). If Seller fails to deliver the Seller Response on or before the Response Deadline, Seller shall be deemed to have elected not to cure any of the objections set forth in the Buyer Objection Notice. If Buyer waives its right to terminate this Agreement pursuant to **Section 4.3** and the Seller Response contains any express commitment to cure, or to cause to be cured, any of the objections set forth in Buyer's Objection Notice, such commitment as set forth in the Seller Response shall be an additional Seller covenant and also a condition precedent to Buyer's obligations to close. If Buyer waives its right to terminate this Agreement pursuant to **Section 4.3**, then all objections in the Buyer Objection Notice that Seller has not expressly committed to cure, or cause to be cured, in the Seller Response shall be deemed irrevocably waived by Buyer.

Notwithstanding anything herein to the contrary, if the Title Documents are re-issued or updated after the Buyer Objection Deadline, Buyer shall have the right to object (each, a "**New Buyer Objection**") to any additional matter disclosed or contained (each, a "**New Title Document Matter**") in any such update of the Title Documents (notwithstanding the passage of the Inspection Period) by delivering written notice of such New Buyer Objection (each, a "**New Buyer Objection Notice**") to Seller within five (5) Business Days of Buyer receiving such re-issued or updated Title Document. If Buyer timely delivers the New Buyer Objection Notice to Seller, then, Seller may deliver in Seller's sole and absolute discretion, a response to the New Buyer Objection Notice (the "**New Seller Response**") no later than 5 Business Days after the date Buyer delivers the New Buyer Objection Notice to Seller (the "**New Response Deadline**"). If Seller fails to deliver the New Seller Response on or before the New Response Deadline, Seller shall be deemed to have elected not to cure any of the New Buyer Objections set forth in the New

Buyer Objection Notice. If Seller elects not to cure any of the New Buyer Objections on or before the Closing Date, then within 5 Business Days of such election, Buyer shall have the right either to (i) waive such New Title Document Matter and proceed to Closing without any adjustment in the Purchase Price (in which case all objections in the New Buyer Objection Notice that Seller has not expressly committed to cure in the New Seller Response shall be deemed irrevocably waived by Buyer), or (ii) terminate this Agreement upon written notice to Seller and Title Company, in which case, (a) Title Company shall return the Deposit to Buyer, less the Independent Contract Consideration (which Title Company shall deliver to Seller), (b) Buyer shall pay the cancellation charges, if any, of Title Company, (c) this Agreement shall terminate automatically and be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement), and (d) the Seller Deposit will be returned to the Seller if it has not already been returned to Seller pursuant to **Section 8.6**. If, however, the New Title Matter was caused by a breach of this Agreement by Seller, Buyer may pursue any of its remedies under **Section 13.1**.

5.2 Permitted Exceptions. The exceptions to title disclosed in the Title Commitment, other than (a) those title exceptions to which Buyer has tendered an objection in the Buyer Objection Notice or a New Buyer Objection in the New Buyer Objection Notice which are not subsequently cured by Seller or waived by Buyer in accordance with **Section 5.1**, (b) any delinquent taxes or assessments, (c) any standard printed exceptions, and (d) the ABTC Lease and the Memorandum (each as defined below) shall be the "**Permitted Exceptions**" hereunder. Notwithstanding anything to the contrary contained herein, Seller shall discharge and remove any and all Liens encumbering the Property which secure an obligation to pay money (other than installments of real and personal property taxes and liens for special improvements not delinquent as of the Closing), and such Liens shall not be Permitted Exceptions (whether or not Buyer expressly objects to such Liens).

5.3 Issuance of Title Policy. At the Closing, the Title Company shall issue, or be irrevocably committed to issue, to Buyer (with an effective date not earlier than the Closing Date), at Seller's expense (provided that Buyer shall pay the expense of providing extended coverage and any endorsements), a 2006 ALTA form of extended coverage owner's policy of title insurance insuring title to the Real Property in Buyer or its permitted assignee in the amount of the Purchase Price, subject only to the Permitted Exceptions and with all endorsements agreed to by Buyer in satisfaction of the objections raised in the Buyer Objection Notice that Buyer has not previously waived (the "**Title Policy**"). The issuance of, or irrevocable commitment at the Closing to issue, the Title Policy shall be a condition to Buyer's obligation to close hereunder.

ARTICLE VI
Seller's Representations and Warranties

Seller represents and warrants to Buyer as follows as of the Effective Date and Closing Date (Seller's representations and warranties in this Article VI, together with Seller's representation and warranty in **Section 15.1**, are collectively, "**Seller's Representations**"):

6.1 Authority. Seller is a Nevada corporation duly organized, validly existing and in good standing under the laws of the state of its organization and the state in which the Property is located. Seller never has existed or operated under any other name. Seller has made all filings necessary in the state in which the Property is located to own and operate the Property. Seller has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement. All requisite action has been taken by Seller in connection with entering into this Agreement, and will be taken by Seller prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Seller has the legal right, power and authority to bind Seller.

6.2 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any Law to which Seller or, to Seller's Knowledge, any portion of the Property is bound.

6.3 Consents; Binding Obligations. No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller to consummate the transaction contemplated hereby except for the closing of the transaction contemplated by the Membership Interest Purchase Agreement. This Agreement and all documents required hereby to be executed by Seller are valid, legally binding obligations of and enforceable against Seller in accordance with their respective terms.

6.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or, to Seller's Knowledge, contemplated or threatened by or against Seller or any general partner or managing member of Seller.

6.5 Contracts.

(a) There are no Leases, leases, subleases, occupancies or tenancies or parties in possession of any part of the Property (i) except for the Existing Lease as of the Effective Date and (ii) the ABTC Lease as of the Closing Date. To Seller's Knowledge, no third party has any option, right of first refusal, license or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein.

(b) The Contract List required by **Article III** is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements with respect to or affecting the Property. True, correct and complete copies of all Contracts (or written descriptions of oral Contracts) have been, or will be, provided to Buyer pursuant to **Article III**.

(c) Seller has no Knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts.

6.6 No Actions/Compliance With Laws. There are no actions, suits, proceedings or claims pending, or to Seller's Knowledge, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to the Property, or the ability of Seller to consummate the transaction contemplated by this Agreement. Seller has not received written notice of any currently outstanding violations of any Laws affecting or applicable to any or all of the Property.

6.7 Hazardous Materials. Seller has not received written notice from any governmental entity alleging that Seller is not in full compliance with Environmental Laws. Except as set forth in any environmental report delivered by Seller to Buyer in connection herewith, Seller has not, and to Seller's Knowledge, no other person or tenant has used, generated, processed, stored, released, discharged, transported or disposed Hazardous Materials on the Property except for use and storage in compliance with all applicable Environmental Laws. There is no Environmental Claim pending or, to Seller's Knowledge, threatened with regard to the Property. Seller has provided to Buyer all written assessments, results of investigations or audits, and other reports that are in Seller's Possession or Reasonable Control relating to the environmental matters at or the environmental condition of the Property. Seller has specifically disclosed to Buyer the indoor and soil sampling reports following a fire that occurred on the Real Property on November 29, 2019.

6.8 Taxes and Special Assessments. Seller has not submitted an application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein. Seller has not received notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against the Property, or any part thereof, including assessments attributable to revaluations of the Property. There is no ongoing appeal with respect to taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full.

6.9 No Contractual or Donative Commitments. Seller has not made any contractual or donative commitments relating to the Property to any governmental authority, quasi-governmental authority, utility company, community association, homeowners' association or to any other organization, group, or individual which would

impose any obligation upon Buyer to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

6.10 Non-Foreign Status/Patriot Act. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Code and the corresponding income tax regulations, and (b) similar provisions of applicable state law. Buyer has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law. Seller is not a Prohibited Person. To Seller's Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the property of and, to Seller's Knowledge, are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

6.11 Financial Statements and Budget. The financial statements of Seller for each of the 2020, 2021, and 2022 calendar years have been provided by Seller to Buyer prior to the Effective Date and (a) were prepared on an income tax basis consistent with prior periods and (b) are complete, accurate, true and correct in all material respects. The budget for the operation of the Business and the Property for the fiscal year ending December 31, 2023, has been provided to Buyer prior to the Effective Date and is complete, accurate and true in all material respects. The financial projections for 2023, 2024, and 2025 included as part of Seller's Deliveries are the same financial projections that Seller uses in the operation of its Business, but Seller makes no representation, warranty, or covenant to Buyer as to whether those financial projections will actually be met.

6.12 Other Documents. To Seller's Knowledge, all documents and materials provided to Buyer pursuant to **Schedule C** are true, complete, and accurate in all material respects.

6.13 Liens. To Seller's Knowledge, there are no unpaid charges, debts, liabilities, claims, or obligations arising from the leasing or operation of the Property by Seller at the Effective Date or the ownership and operation of the Property by Seller as of Seller's acquisition of the Real Property, or any third party, that could give rise to any mechanics' or materialman's or other statutory liens against the Property or for which Buyer will be responsible after the Closing Date.

6.14 Development Agreements and Declarations and REAs. To Seller's knowledge, Seller has used, operated, maintained, and (as of Seller's acquisition of the Real Property) owned the Real Property in accordance with any applicable Development Agreements and Declarations and REAs. Without limiting the foregoing, Seller has not received any notice under any Development Agreement or Declarations and REAs that Seller is in default of its obligations thereunder, or otherwise asserting any defenses, offsets or disputes thereunder. No letters of credit, bonds, and other surety are required to be posted by Seller under any Development Agreement.

6.15 AS-IS. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or the Closing Documents, Buyer hereby acknowledges and agrees that it is purchasing the Property and each portion thereof in its present "AS IS/WHERE IS" condition with all defects, and neither Seller nor any employee or agent of Seller has made or will make, either expressly or impliedly, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters: (i) the suitability or condition of the Property for any purpose or its fitness for any particular use, including Buyer's intended use; (ii) the profitability and/or feasibility of owning, developing, operating and/or improving the Property; (iii) the physical condition of the Property, including, without limitation, the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (iv) the rental, income, costs or expenses thereof; (v) the net or gross acreage, usable or unusable, contained therein; (vi) the condition of title; (vii) the compliance by the Property with applicable zoning or building laws, codes or ordinances, or other laws, rules and regulations, including, without limitation, environmental and similar laws governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (viii) water or any other utility availability or use restrictions; (ix) geologic/seismic conditions, soil and terrain stability, or drainage; (x) sewer, septic and well systems and components; (xi) other neighborhood conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime

statistics, noise or odor from any sources, landfills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions; and (xii) any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability. Buyer further acknowledges and agrees that (A) if this Agreement required Seller to make any representation or warranty, express or implied, relating to the Property other than Seller's Representations or to accept any liability with respect to the Property other than as expressly provided in this Agreement, Seller would have required a materially higher Purchase Price or refused to enter into this transaction, and (B) Buyer has taken the "AS IS/WHERE IS" basis of this transaction into account in determining the Purchase Price.

Seller's Representations are acknowledged by Seller to be material and to be relied upon by Buyer in proceeding with this transaction, and shall be deemed to have been remade by Seller as of the Closing Date. Seller will not cause or suffer any action to be taken which would cause any of the foregoing Seller's Representations to be untrue as of the Closing Date. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing Date which causes any of the above Seller's Representations to be inaccurate. Upon such notification, (i) Buyer shall have the option to terminate this Agreement by delivering written notice thereof to Seller and Title Company, in which case, (a) Title Company shall return the Deposit to Buyer, less the Independent Contract Consideration (which Title Company shall deliver to Seller), (b) Buyer shall pay the cancellation charges, if any, of Title Company, (c) Title Company shall return the Seller Deposit to Seller if it has not already been returned to Seller pursuant to **Section 8.6**, and (d) this Agreement shall terminate automatically and be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement), and (ii) to the extent that any of the events or conditions described in such notification are caused as a result of a breach by Seller of this Agreement, Buyer shall be entitled to all of the rights and remedies set forth in **Section 13.1**, it being expressly understood that Seller's obligation to provide such notification shall in no way relieve Seller of any liability for a breach by Seller of any of Seller's Representations or Seller's covenants or agreements under this Agreement. Seller's Representations shall survive the Closing to extent set forth in **Section 15.4**.

6.16 Definition of Seller's Knowledge. With respect to Seller's Representations, the term "**Seller's Knowledge**" and reasonably similar variations thereof shall mean and refer to the actual knowledge of Ryan Melsert, CEO of Seller, without any duty of inquiry or investigation. Nothing contained in this Agreement shall impose any personal liability on any of the foregoing individual.

ARTICLE VII
Buyer's Representations and Warranties

Buyer represents and warrants to Seller as follows as of the Effective Date and the Closing Date (collectively, "**Buyer's Representations**"):

7.1 Authority. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement. All requisite action has been taken by Buyer in connection with entering into this Agreement, and will be taken by Buyer prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Buyer has the legal right, power and authority to bind Buyer.

7.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement, operating agreement, indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or any Law to which Buyer is bound.

7.3 Consents; Binding Obligations. No approval or consent from any person (including any partners, shareholder, member, creditor, investor or governmental body) is required for Buyer to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Buyer to consummate the transaction at Closing

contemplated hereby. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

7.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Buyer's knowledge, threatened) by or against Buyer or any general partner or managing member of Buyer.

7.5 Prohibited Person. Buyer is not a Prohibited Person. To Buyer's knowledge, none of Buyer's affiliates or parent entities is a Prohibited Person. To Buyer's knowledge, the Property is not the property of or beneficially owned by a Prohibited Person. To Buyer's knowledge, the Property is not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

7.6 Definition of Buyer's Knowledge. With respect to Buyer's Representations, the term "**Buyer's Knowledge**" and reasonably similar variations thereof shall mean and refer to the actual knowledge of Drew Lacey, Vice President of the Manager of Buyer, without any duty of inquiry or investigation. Nothing contained in this Agreement shall impose any personal liability on the foregoing individual.

ARTICLE VIII
Undertakings Pending Closing

8.1 Operation of the Property. Buyer hereby acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, Seller is a tenant of, but does not own fee simple title to, the Real Property as of the Effective Date, and Seller makes no representation, warranty, or covenant to Buyer hereunder regarding whether Seller will successfully acquire fee simple title to the Real Property prior to the Closing Date except as otherwise provided in **Section 8.6**. Without limiting the generality of the foregoing, this Section shall be construed in a manner consistent with the preceding sentence notwithstanding anything to the contrary in this Section. Until the earlier of Closing or termination of this Agreement, Seller agrees as follows:

(a) Subject to **Section 8.1(b)**, without Buyer's prior written approval, which may be withheld in Buyer's sole and absolute discretion, Seller shall not directly or indirectly (i) sell, contribute, lease, assign or create any right, title or interest whatsoever in or to the Property except for the Membership Interest Purchase Agreement and the Existing Lease, (ii) cause or permit any mortgage, deed of trust, Lien, assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against the Property (other than the Permitted Exceptions), or (iii) enter into any agreement to do any of the foregoing.

(b) Without Buyer's prior written approval, which may be withheld in Buyer's reasonable discretion prior to the date which is five days prior to the end of the Inspection Period and in Buyer's sole and absolute discretion thereafter, Seller shall not enter into any new (or extend, amend, renew or replace any existing) agreement, permit or obligation encumbering or affecting the Property or which would be binding upon Buyer upon its acquisition of the Property, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district.

(c) If Seller acquires fee simple title to the Property prior to Closing, Seller shall not market for sale, and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of, any or all of the Property with anyone other than Buyer, or any interest therein with anyone other than Buyer, or sell, contribute or assign any interest in the Property to anyone other than Buyer.

(d) Seller shall, except as otherwise provided in this Agreement, operate and maintain the Property in accordance with Seller's past practice and all applicable Laws. Seller shall maintain all casualty and liability insurance in place as of the Effective Date with respect to the Property in amounts and with deductibles substantially the same as existing on the Effective Date.

(e) Prior to the Closing Date, Seller shall promptly provide Buyer with notice or copies, as applicable, of (i) all correspondence, notices, summons, orders, complaints or other documents Seller receives from

third parties pertaining to the Property, (ii) all summons, orders, or complaints that Seller receives from third parties pertaining to the Business at the Property, (iii) any and all litigation, condemnation, enforcement, cleanup, removal or other regulatory claims which are threatened, instituted, adjudicated or completed with respect to the Seller or the Property; and (iv) any other legal claim made or threatened relating to Seller or the Property.

8.2 Casualty Damage/Condemnation. Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, either (a) $150,000 or more of damage is caused to the Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or any portion of the Property equal to or greater than such amount is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (b) material access to the Property, or a material portion of the parking thereon is destroyed as a result of a casualty or is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), or (c) any portion of the Property is rendered untenantable or is taken (or threatened to be taken) under the power or threat of eminent domain (temporarily or permanently) such that the use of the balance of the Property is materially impaired (any event under **subsections (a) through (c)** of this **Section 8.2** being a "**Material Change**"), then, in any such event, Buyer may elect to terminate this Agreement by giving written notice to Seller and Title Company of its election to terminate this Agreement (a "**Material Event Termination Notice**") on or before the 10th Business Day after Buyer receives written notice of such Material Change. Buyer, at its option and in its sole discretion, may extend the Closing Date to allow Buyer such full 10 Business Day period to determine if Buyer elects to issue a Material Event Termination Notice. If Buyer does not give (or has no right to give) a Material Event Termination Notice within such 10 Business Day period, then (i) this transaction shall close as set forth in this Agreement, (ii) Buyer shall pay the full Purchase Price (subject to clause (iv) below), (iii) Seller shall assign to Buyer the proceeds of any insurance policies payable to Seller (or shall assign the right or claim to receive such proceeds after Closing), or Seller's right to or portion of any condemnation award (or payment in lieu thereof), and (iv) the amount of any deductible or self-insured or uninsured amount of Seller required to be paid by Buyer after the Closing shall be a credit against the Purchase Price. If Buyer timely delivers a Material Event Termination Notice pursuant to this section, the Deposit, less the Independent Contract Consideration (which Title Company shall deliver to Seller), shall be returned to Buyer, the parties shall share equally the cancellation charges, if any, of Title Company, this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision which expressly survives the termination of this Agreement), and the Seller Deposit will be returned to the Seller if it has not already been returned to Seller pursuant to **Section 8.6**. Upon a Material Change and provided that Buyer has not timely delivered a Material Event Termination Notice, (A) Seller shall not settle or compromise any insurance claim or condemnation action without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned), and Buyer shall have the option to participate in any such claim or action, and (B) Seller shall obtain Buyer's prior approval (which shall not be unreasonably withheld, delayed or conditioned) with respect to (Y) the repair of any Material Change (including the plans, contracts and contractors for such repair work), and (Z) the repair of any other casualty or condemnation if such repair will not be fully and completed repaired prior to the Closing.

8.3 Risk of Loss. Notwithstanding anything to the contrary herein, Seller shall maintain risk of loss of the Property until the actual time of Closing, after which time the risk of loss shall pass to Buyer and Buyer shall be responsible for obtaining its own insurance thereafter. In the event of any conflict between the provisions of this **Sections 8.2 and 8.3** and the provisions of the Nevada Uniform Vendor and Purchase and Risk Act (as enacted in NRS 113.040 and 113.050, as may be amended from time to time), the provisions of **Sections 8.2 and 8.3** shall control in all respects.

8.4 Estoppels. To the extent there are any Development Agreements and/or Declarations and REAs in effect with respect to the Property, Seller shall timely request (and, in any event, no later than 5 Business Days following receipt of the form(s) for the same from Buyer) estoppel certificates from all parties (other than Seller) to each Development Agreement and Declarations and REAs in the form as may be required under the applicable Development Agreement or Declarations and REAs or, if no such form is so required, as may reasonably be requested by Buyer during the Inspection Period (collectively, the "Estoppel Certificates"). Seller shall use diligent, good faith efforts to obtain and deliver each Estoppel Certificate to Buyer on or before 3 Business Days prior to Closing but does not guarantee to Buyer that each and every Estoppel Certificate will be timely obtained and delivered to Buyer. Each Estoppel Certificate shall be dated no earlier than 30 days prior to the Closing Date. Seller shall deliver any signed Estoppel Certificates (or any comments thereto) to Buyer promptly upon Seller's receipt. Seller shall reasonably facilitate Buyer contacting any third parties regarding the Estoppel Certificates for purposes of, among other things,

negotiating and obtaining such Estoppel Certificates. No Estoppel Certificates shall show any materially adverse matters, including, without limitation, any verbal agreements or any default or purported default thereunder by any party, provided that Seller shall not be in default under this **Section 8.4** if the materially adverse matters shown on the Estoppel Certificates, if any, are not caused by the actions or omissions of Seller.

8.5 **ABTC Lease**. The parties agree that the transaction is structured as a sale-leaseback transaction and that Buyer, immediately upon the recordation of the Deed in the Official Records, shall lease the Property back to Seller pursuant to a lease agreement to be entered into by Buyer, as landlord, and Seller, as tenant, and dated as of the Closing Date (the "**ABTC Lease**"). As of the Effective Date, the parties have begun negotiating, but have not yet finalized, the form of the ABTC Lease. Following the Effective Date, the parties shall continue negotiating the form of the ABTC Lease in a manner consistent with the Letter of Intent. If the Parties agree on the form of the ABTC Lease, the Parties shall promptly amend this Agreement in order to attach the agreed-upon form of the ABTC Lease as an exhibit to this Agreement. However, if the Parties have not agreed on the form of the ABTC Lease and amended this Agreement accordingly before the expiration of the Inspection Period, then (i) Title Company shall return the Deposit to Buyer, less the Independent Contract Consideration (which Title Company shall deliver to Seller), (ii) Buyer shall pay the cancellation charges, if any, of Title Company, (iii) this Agreement shall terminate automatically as of the expiration of the Inspection Period and be of no further force or effect and neither Party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement), and (iv) the Seller Deposit will be returned to the Seller if it has not already been returned to Seller pursuant to **Section 8.6**.

8.6 **Acquisition of the Real Property**. Seller acknowledges and agrees that Buyer is entering into this transaction on Seller's covenant to Buyer that Seller will acquire the Real Property on or prior to July 7, 2023. If Seller acquires the Real Property on or prior to July 7, 2023, Title Company shall return the Seller Deposit to Seller. If Seller has not acquired the Real Property on or prior to July 7, 2023, such failure will be a Seller default without an opportunity to cure and Buyer may terminate this Agreement at any time until the earlier to occur of (a) the date that Seller acquires the Real Property, or (b) the Closing Date, by delivering notice to Seller and Title Company. If Buyer terminates this Agreement pursuant to this **Section 8.6**, the Deposit, less the Independent Contract Consideration (which Title Company shall deliver to Seller), shall be returned to Buyer, Seller shall pay the cancellation charges as to the Property, if any, of Title Company, and Buyer may pursue its remedies under **Section 13.1**. If Seller acquires the Real Property after July 7, 2023, and Buyer has not terminated the Agreement pursuant to this **Section 8.6**, the Title Company shall return the Seller Deposit to Seller, and Seller's default under this **Section 8.6** shall be deemed to have been waived by Buyer.

ARTICLE IX
Buyer's Obligation to Close

9.1 Buyer's Conditions. Buyer shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date or has been waived by Buyer in writing and in its sole discretion on or before the Closing Date:

(a) Title Policy. The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Title Policy as described in **Section 5.3**;

(b) Accuracy of Representations. All of Seller's Representations shall be true, correct and complete in all material respects on and as of the Closing Date;

(c) Seller's Performance. Seller shall have, in all material respects, performed all covenants and obligations required by this Agreement to be performed by Seller on or before the Closing Date;

(d) No Violations. There shall be no notice issued to Seller by any governmental authority with jurisdiction over the Property of any violation or alleged violation of any Law with respect to any portion of the Property which has not been corrected to the satisfaction of the issuer of the notice;

(e) Estoppels. Seller shall have delivered to Buyer any Estoppel Certificates required under **Section 8.4**, and no Estoppel Certificates shall indicate (unless previously disclosed by Seller to Buyer hereunder) any matters that would be reasonably expected to have a material adverse effect on Buyer or the Property following the Closing;

(f) No Liens. The Property shall be conveyed free and clear of all Liens, except Permitted Exceptions;

(g) Consents. All consents required for Seller to effect the transaction shall have been obtained by Seller;

(h) Seller's Acquisition of the Real Property. Seller shall have acquired fee simple title to the Real Property. Without limiting the generality of the foregoing, Seller acknowledges and agrees that Seller's failure to acquire fee simple title to the Real Property in accordance with **Section 8.6** shall be a breach by Seller hereunder that entitles Buyer to pursue its remedies under **Section 13.1**; and

(i) Other Conditions. Any other condition expressly set forth in this Agreement to Buyer's obligation to close has been satisfied by the applicable date.

9.2 Failure of Conditions. If any condition specified in **Section 9.1** is not satisfied (or is not reasonably capable of being satisfied) on or before the Closing Date, Buyer may, in its sole and absolute discretion and on or before the Closing Date, (a) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Seller and Title Company, in which case the Deposit, less the Independent Contract Consideration (which Title Company shall deliver to Seller), shall be returned to Buyer, Title Company shall (except in the event that the condition specified in **Section 9.1(h)** has not been satisfied or waived) return the Seller Deposit to Seller if it has not already been returned to Seller pursuant to **Section 8.6**, and Buyer and Seller shall each pay one half of the cancellation charges as to the Property (unless Seller is in breach or default hereunder in which case Seller shall pay the cancellation charges as to the Property), if any, of Title Company. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Seller hereunder, Buyer may pursue any of its remedies under **Section 13.1**.

ARTICLE X
Seller's Obligation to Close

10.1 Seller's Conditions. Seller shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date or has been waived by Seller in writing and in its sole discretion on or before the Closing Date:

(a) Accuracy of Representations. All of the representations and warranties made by Buyer in this Agreement or any of the Closing Documents shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; and

(b) Buyer's Performance. Buyer shall have, in all material respects, performed all covenants and obligations required by this Agreement to be performed by Buyer on or before the Closing Date;

(c) Seller's Acquisition of the Real Property. Seller shall have acquired fee simple title to the Real Property. Without limiting the generality of the foregoing, Seller acknowledges and agrees that Seller's failure to acquire fee simple title to the Real Property in accordance with **Section 8.6** shall be a breach by Seller hereunder that entitles Buyer to pursue its remedies under **Section 13.1**;

(d) Consents. All consents required for Buyer to effect the transaction shall have been obtained by Buyer; and

(e) Other Conditions. Any other condition expressly set forth in this Agreement to Seller's obligation to close shall have been satisfied by the applicable date specified herein.

10.2 Failure of Conditions. If any condition specified in **Section 10.1** is not satisfied (or is not reasonably capable of being satisfied) on or before the Closing Date, Seller may, at its option, and in its sole and absolute discretion on or before the Closing Date, (a) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Buyer in which case the Deposit, less the Independent Contract Consideration (which Title Company shall deliver to Seller), shall be returned to Buyer, Buyer and Seller shall each pay one half of the cancellation charges as to the Property (unless Buyer is in breach or default hereunder in which case Buyer shall pay the cancellation charges as to the Property), if any, of Title Company, and the Seller Deposit will be returned to the Seller if it has not already been returned to Seller pursuant to **Section 8.6**. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Buyer hereunder, Seller may pursue any of its remedies under **Section 13.2**.

ARTICLE XI
Closing

11.1 Time of Closing. Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (the "**Closing**") shall take place on or before 4:00 p.m. Pacific Time on the Closing Date through an escrow with Title Company, whereby Seller, Buyer, and their respective attorneys need not be physically present and may deliver documents by overnight air courier or other means permitted hereunder. The "**Closing Date**" shall be 30 days after the expiration of the Inspection Period or such earlier date as may be mutually acceptable to the parties; provided, however, that if all other conditions to Closing set forth in this Agreement have been satisfied, Buyer may designate an earlier Closing Date upon ten (10) days' written notice to Seller.

11.2 Deliveries at Closing to Title Company by Seller. On or before the Closing Date, Seller, at its sole cost and expense, shall deliver to Title Company the following deliverables, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Seller to Title Company at the Closing:

(a) Deed. Seller shall deliver an original duly executed and acknowledged grant, bargain, and sale deed (the "**Deed**"), in the form attached hereto as **Exhibit A**.

(b) Declaration of Value. Seller shall deliver an original duly executed State of Nevada Declaration of Value form (the "**Declaration of Value**"), in the form prepared by Title Company.

(c) Lease. Seller shall deliver a duly executed counterpart of the ABTC Lease.

(d) Bill of Sale and General Assignment. Seller shall deliver a duly executed counterpart of a bill of sale and general assignment in the form attached hereto as **Exhibit B** (the "**Bill of Sale**").

(e) Memorandum of Lease. Seller shall deliver an original duly executed and acknowledged counterpart to the Memorandum of Lease in the form attached to ABTC Lease (the "**Memorandum**").

(f) Termination of Existing Lease. Seller shall deliver a termination of the Existing Lease executed by Comstock Inc., a Nevada corporation, and Seller.

(g) Proof of Authority. Seller shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Seller as may be reasonably required by Title Company.

(h) Non-Foreign Affidavit. Seller shall deliver an original duly executed Non-Foreign Affidavit in a form reasonably satisfactory to the parties and the Title Company. If Seller does not furnish such Non-Foreign Affidavit, Buyer may withhold (or may direct Title Company to withhold) from the cash funds payable to

Seller pursuant to this Agreement at Closing, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code and such withheld funds shall be deposited with the Internal Revenue Service as required by Section 1445(a) of the Code and the regulations promulgated thereunder. If requested by Title Company, Seller also shall execute and deliver to Buyer and the Title Company a duly executed affirmation reasonably satisfactory to the Title Company and Buyer for the purposes of satisfying the Title Company and Buyer that the transaction is exempt from the withholding requirements under state and local law. If Seller fails to execute the appropriate documents under this subsection, or the transaction is not exempt from withholding requirements of state and local law, Buyer or the Title Company may withhold the amount of such taxes (calculated at the highest rate required or permitted by Law) from proceeds otherwise to be paid to Seller at the Closing.

(i) Title Affidavits. Seller shall execute and deliver to the Title Company such agreements or statements as may be reasonably required by the Title Company in order to issue the Title Policy as described in **Section 5.3**, including as may be required by the Title Company in order to issue a gap endorsement and delete all standard exceptions to the Title Policy, including, without limitation, the exceptions related to the parties in possession and mechanic's lien, provided that Seller shall not be required to execute and deliver to the Title Company any agreements or statements to facilitate the issuance of any other endorsements unless Seller specifically agrees in the Seller Response or the New Seller Response to facilitate the issuance of such endorsements.

(j) Closing Statement. Seller shall deliver two duly executed counterparts of a settlement statement of all prorations, allocations, closing costs and payments of moneys related to the Closing of the transactions contemplated by this Agreement in a form prepared by Title Company and reasonably satisfactory to the parties (the "**Closing Statement**").

(k) Other Documents. Seller shall, as reasonably requested the Title Company, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

Except for the Deed, the Declaration of Value, and the Memorandum, all documents executed by Seller pursuant to this **Section 11.2**, may, at Seller's election, be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform unless otherwise required by the Title Company.

11.3 Deliveries at Closing to Title Company by Buyer. On or before the Closing Date, Buyer, at its sole cost and expense, shall deliver to Title Company the following deliverables, each document of which is to be dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer to Title Company at the Closing:

(a) Purchase Price. Buyer shall deliver to Title Company for delivery to Seller cash, in an amount equal to the Purchase Price as provided in **Section 2.2**, subject to the credits set forth in this Agreement and the adjustments described in **Article XII**.

(b) Bill of Sale and General Assignment. Buyer shall deliver a duly executed counterpart of the Bill of Sale.

(c) Lease. Buyer shall deliver a duly executed counterpart to the ABTC Lease.

(d) Declaration of Value. Buyer shall deliver an original duly executed Declaration of Value.

(e) Memorandum of Lease. Buyer shall deliver a duly executed and acknowledged counterpart to the Memorandum.

(f) Proof of Authority. Buyer shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Buyer as may be reasonably required by Title Company.

(g) Closing Statement. Buyer shall deliver two duly executed counterparts of the Closing Statement.

(h) Other Documents. Buyer shall, as reasonably requested by the Title Company, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

Except for the Declaration of Value and the Memorandum, all documents executed by Buyer pursuant to this **Section 11.3**, may, at Buyer's election, be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform unless otherwise required by the Title Company.

11.4 Deliveries Outside of Escrow. Seller shall remain in possession of the Property immediately following the Closing pursuant to the ABTC Lease. Further, each party hereby covenants and agrees to deliver to the other party, on or prior to the Closing, the following items, as applicable:

(a) Plans and Records; Permits. Seller shall deliver to Buyer the originals of the Plans and Records and Permits to the extent in Seller's Possession or Reasonable Control or, if not, available copies thereof.

(b) Warranties. Seller shall transfer to Buyer the Warranties.

ARTICLE XII
Prorations and Closing Expenses

12.1 Closing Adjustments. In addition to any other credits or prorations provided elsewhere in this Agreement, the cash due from Buyer at Closing pursuant to **Section 2.2** shall be adjusted as of the Closing Date in accordance with the provisions set forth in this **Section 12.1**. Buyer and Seller agree to prepare a proration schedule (the "**Proration Schedule**") of adjustments 5 Business Days prior to Closing. Such adjustments, if and to the extent known and agreed upon as of the Closing Date, shall be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer), by increasing or reducing the cash to be paid by Buyer at Closing. Any such adjustments not determined or agreed upon as of the Closing Date, shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, in cash or by wire transfer as soon as practicable following the Closing Date. For purposes of calculating prorations, Buyer shall be deemed to be title holder of the Property, and therefore entitled to the revenue and responsible for the expenses, after 12:00 a.m. Pacific Time on the Closing Date.

(a) Taxes. All non-delinquent real property taxes, assessments and any other governmental or quasi-governmental impositions of any kind on or relating to the Property shall be prorated to the Closing Date based on the most recent and available assessed valuations, mill levies and taxes available; provided, however, if real property taxes are estimated and not known, or supplemental taxes are assessed, then once known, after Closing, Seller and Buyer promptly shall pay to the other any amount required as a result of such adjustments. Prior to Closing, Seller shall pay all taxes and special assessments on the Property as and when they become due and prior to delinquency.

(b) Liens. The amount of any monetary Lien (including all prepayment penalties) encumbering the Property on the Closing Date that is not a Permitted Exception, other than as a result of the actions by, through or under Buyer, shall be paid from the funds to which Seller otherwise shall be entitled. If such funds are insufficient to pay all such encumbrances, Seller shall pay the deficiency.

(c) Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including its own attorneys' and advisors' fees, charges and disbursements), except the costs set forth in this paragraph which shall be allocated between the parties as set forth herein. Seller shall pay (i) the premium for the standard coverage portion of the Title Policy (and any endorsements to such Title Policy for which Seller has expressly agreed to pay for in the Seller Response or a New Seller Response), (ii) one-half of any documentary, transfer, stamp, sales, use, gross receipts or similar taxes related to the transfer of the Property, (iii) the cost of discharging any Liens encumbering the Property on the Closing Date that are not Permitted Exceptions and recording any instruments in

connection therewith, and (iv) one-half of the customary closing costs and escrow fees of the Title Company related to the transfer of the Property. Buyer shall pay for (i) the premium for the extended coverage portion of the Title Policy (and any endorsements to such Title Policy other than any endorsements described in clause (i) of the preceding sentence), (ii) the premium for any title insurance policy of Buyer's lender(s) and all endorsements thereto, (iii) recording the Deed, the Declaration of Value, and the Memorandum in the Official Records, (iv) the cost of the Survey, (v) one-half of any documentary, transfer, stamp, sales, use, gross receipts or similar taxes related to the transfer of the Property, and (vi) one-half of the customary closing costs and escrow fees of the Title Company related to the transfer of the Property.

(d) ABTC Lease Deposit. Buyer shall receive a credit at Closing in the amount of $2,752,073.00, which is the amount of the security deposit that Seller is to deposit with Buyer pursuant to the ABTC Lease.

12.2 Settlement Sheet. At the Closing and in accordance with Article XI, Seller and Buyer shall execute the Closing Statement.

12.3 Post Closing Adjustments. Buyer and Seller shall undertake, following Closing, to adjust between themselves, as of the Closing Date, any revenue or expenses of Seller with respect to the Property that should reasonably be adjusted between the Parties but were not adjusted on the Closing Statement. Seller shall pay promptly upon receipt from Buyer any bills relating to the operation of the Property for periods prior to Closing.

ARTICLE XIII
Remedies

13.1 Default by Seller. If Seller defaults under this Agreement by failing to perform any material provision hereof required to be performed by Seller hereunder within the time for performance by Seller specified herein, Buyer, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Seller written notice of such default. Seller shall have 10 Business Days from the receipt of such notice to cure such default (other than Seller's obligation to close as required by the terms and conditions of this Agreement on the Closing Date which such default has no cure period). If Seller timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Seller fails to timely cure such default, Buyer, at Buyer's option, either may: (i) terminate this Agreement upon written notice to Seller and Title Company, in which event (A) Seller shall reimburse Buyer for Buyer's actual out-of-pocket costs and expenses (including reasonable attorneys' fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer's due diligence hereunder, up to a maximum of $150,000 (in the event of a default by Seller under **Section 8.6**, such reimbursement shall occur by Title Company releasing the Seller Deposit or the applicable portion thereof to Buyer and returning any excess amount to Seller), (B) the Deposit, less the Independent Contract Consideration (which Title Company shall deliver to Seller), shall be returned to Buyer, (C) Seller shall pay any cancellation charges of Title Company, (D) except as otherwise provided in subclause (i)(A) in this **Section 13.1**, Title Company shall return the Seller Deposit to Seller if it has not already been returned to Seller pursuant to **Section 8.6**, and (E) both parties shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement; OR (ii) pursue and obtain specific performance of Seller's obligations hereunder (without the necessity of proving irreparable harm or posting any security), including to convey the Property as provided herein. If Buyer elects to pursue specific performance pursuant to this **Section 13.1** but specific performance as contemplated in this **Section 13.1** is unavailable to Buyer as a result of any action taken by Seller that prohibits the conveyance of title to the Real Property from Seller to Buyer as contemplated herein, Seller shall reimburse Buyer for Buyer's direct and actual damages, including without limitation all of its out-of-pocket costs and expenses (including reasonable attorneys' fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer's due diligence. For the avoidance of doubt, in no event shall the Seller Deposit be released to Buyer except in the event of a default by Seller under **Section 8.6**.

13.2 Default by Buyer.

(a) If Buyer fails to close as and when required by this Agreement, Seller may, as its sole and exclusive remedy, terminate this Agreement by written notice to Buyer and Title Company and receive the Deposit as

liquidated damages, thereby releasing the parties from this Agreement, except for any provision hereof which expressly survives termination. BUYER AND SELLER AGREE THAT SELLER'S ACTUAL DAMAGES RESULTING FROM ANY EVENT DESCRIBED IN THE PRECEDING SENTENCE WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT, IN ANY SUCH EVENT, SELLER, AS SELLER'S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON), IN WHICH CASE, (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER HEREUNDER SHALL BE OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, (B) TITLE COMPANY SHALL DELIVER THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) TO SELLER PURSUANT TO SELLER'S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, (C) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO BUYER, AND (D) TITLE COMPANY SHALL DELIVER TO BUYER ALL INTEREST AND DIVIDENDS EARNED ON THE DEPOSIT. THE PARTIES HEREBY AGREE THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF, AND IS PROPORTIONATE TO, THE ACTUAL DAMAGES THAT SELLER WOULD SUFFER AS A RESULT OF ANY EVENT DESCRIBED IN THE FIRST SENTENCE OF THIS SECTION, AND DOES NOT CONSTITUTE AN UNENFORCEABLE PENALTY TO BUYER. SELLER IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE FOR BUYER'S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF.

(b) If Buyer defaults under this Agreement by failing to perform any other material covenant or agreement to be performed by Buyer not specified in **Section 13.2(a)** within the time for performance as specified herein, and the same is not cured by Buyer within ten (10) Business Days after receiving notice of such default from Seller, Seller's sole and exclusive remedy shall be a claim for, and recovery of, such monetary damages against Buyer to which Seller shall be entitled by law. In no event shall the aggregate amount of actual damages which Seller may be entitled to recover against Buyer pursuant to this **Section 13.2** exceed an amount equal to the amount of the Deposit.

13.3 Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable to the other party for any punitive, speculative, special, or consequential damages.

ARTICLE XIV
Escrow

Title Company is hereby appointed and designated to act as escrow agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as provided in **Section 2.2, 2.3, 11.2, and 11.3** and **Schedule D** attached hereto.

ARTICLE XV
Miscellaneous

15.1 Brokers. Seller and Buyer each hereby represent and warrant to and agree with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker's fee, finder's fee, commission or similar compensation ("**Commission**") shall or may become due or payable in connection with the transactions contemplated hereby, other than Rinaldo Hunt (the "**Broker**") pursuant to a separate written agreement between Buyer and the Broker. Buyer shall pay any and all Commissions that may be due and payable to the Broker in connection with the transactions contemplated hereby pursuant to such agreement with the Broker and shall indemnify, hold harmless, protect and defend Seller from any Loss for or in connection with any such Commissions. Except as otherwise provided in the preceding sentence, each party hereby agrees to indemnify, hold harmless, protect and defend the other party from any Loss for or in connection with any claims for Commissions claimed or asserted by or through it in connection with the transaction contemplated herein (or any breach of any of its representations and warranties under this **Section 15.1**). This Section shall survive the Closing or earlier termination of this Agreement.

15.2 Expenses. Subject to the payment of Closing costs pursuant to **Section 12.1(d)** and any other express provision of this Agreement to the contrary, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

15.3 Further Assurances. Subject at all times to the remainder of this Agreement, each of the parties hereto agrees to perform, execute and deliver such documents, writings, acts and further assurances as may be reasonably necessary to carry out the intent and purpose of this Agreement.

15.4 Survival of Representations and Warranties.

(a) Except as set forth in **Section 15.4(b)** below, all of Seller's and Buyer's respective representations, warranties, covenants and indemnities set forth in this Agreement, and the provisions of **Article XIV**, shall survive the delivery of the Deed and the Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing. Subject to the foregoing, any provision of this Agreement which reasonably requires observance or performance subsequent to the Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

(b) Seller and Buyer agree that Seller's Representations shall survive for a period of 12 months after the Closing except in the event Buyer provides Seller with written notice of any claims with respect to any alleged breach of Seller's Representations prior to the end of such 12-month period, in which event Seller's liability hereunder shall continue with respect to such claims until such time as (i) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), (ii) such claims have been settled pursuant to a written settlement agreement between Seller and Buyer or (iii) tolled by applicable statutes of limitation (the "**Survival Period**"). Except for fraud or intentional misrepresentation by Seller, under no circumstances shall Seller be liable to Buyer for more than $750,000.00 (the "**Seller Liability Cap**") in any individual instance or in the aggregate for all breaches of Seller's Representations. Notwithstanding the foregoing, the Seller Liability Cap shall not apply to attorneys' fees incurred by Buyer if Buyer is the prevailing party in any action or proceeding based on a breach of Seller's Representations.

(c) For the avoidance of doubt, in no event shall **Section 13.1** and this **Section 15.4** be construed to permit "double recovery" of damages by Buyer.

15.5 Partial Invalidity. If any provision of this Agreement is determined to be unenforceable, such provision shall be reformed and enforced to the maximum extent permitted by Law. If it cannot be reformed, it shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portions of this Agreement shall remain in full force and effect and shall, for all purposes, constitute this entire Agreement.

15.6 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

15.7 Construction of Agreement. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

15.8 Amendments/Waiver. No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the party or parties to be bound. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision shall be deemed a continuing waiver of such provision or of this Agreement.

15.9 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto and the NDA, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, letters of intent and discussions (whether oral or written) between the parties, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written,

express or implied, between the parties other than as expressly herein set forth. Without limiting the generality of the foregoing, Seller and Buyer (on behalf of itself and Buyer's LP Affiliate) hereby agree that the Letter of Intent is void and of no force or effect notwithstanding anything to the contrary therein or in **Section 8.5**.

15.10 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. The parties may execute and exchange electronic mail PDF copies of counterparts of the signature pages. The parties further agree that counterparts of this Agreement may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original "wet ink" signatures to this Agreement and shall have the same legal effect as the physical delivery of an original signature.

15.11 Dates. If any date or deadline set forth in this Agreement for the delivery of any document, the taking of any other action, or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a non-Business Day, then such date or deadline, as applicable, shall be extended automatically to the next succeeding Business Day.

15.12 Governing Law / Exclusive Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without regard to the conflicts of laws principles thereof. Any action brought to interpret or enforce this Agreement shall exclusively be brought in a state or federal court of competent jurisdiction located in Washoe County, Nevada, and each party hereto hereby consents to exclusive jurisdiction and venue in such court.

15.13 Jury Trial Waiver. THE PARTIES, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

15.14 Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder ("**Notices**") shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a record of delivery or attempted delivery; or (c) sent in PDF format by email. All Notices shall be deemed effective when actually delivered as documented in a delivery receipt or other record of delivery; except that, that if the Notice was sent by personal delivery or overnight courier as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; and provided further, however, that Notices given in PDF format by email shall be deemed given when received. Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof

in the manner herein provided for the delivery of Notices. All Notices shall initially be sent to the addressee at its address set forth below:

Buyer at:

Bow River Capital RE III LLC
205 Detroit Street, Suite 800
Denver, CO 80206
Attention: Drew Lacey
Email: lacey@bowrivercapital.com

With a copy to:

Husch Blackwell LLP
1801 Wewatta Street, Suite 1000
Denver, CO 80202
Attn: Jeff Miller
E-mail: jeff.miller@huschblackwell.com

Seller at:

American Battery Technology Company
100 Washington Street, Suite 100
Reno, NV 89503
Attn: General Counsel
E-mail: bmeich@batterymetals.com

With a copy to:

Fennemore Craig, P.C.
7800 Rancharrah Parkway
Reno, NV 89511
Attn: Craig Etem & Chris Walther
E-mail: cetem@fennemorelaw.com and cwalther@fennemorelaw.com

Any notice required hereunder to be delivered to the Title Company shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company
1380 17th Street
Denver, CO 80202
Attention: Nicole Haapala
E-mail: nhaapala@firstam.com

Unless specifically required to be delivered to the Title Company pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Title Company in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

15.15 Headings/Use of Terms/Exhibits. The article and section headings that appear in this Agreement are for purposes of convenience of reference only and are not to be construed as modifying, explaining, restricting or affecting the substance of the articles and sections in which they appear. Wherever the singular number is used, and when the context requires, the same shall include the plural and the masculine gender shall include the feminine and neuter genders. The term "**including**" means "**including, but not limited to**" and "**such as**" means "**such as, but not limited to**" and similar words are intended to be inclusive. All references to "Articles," "Sections," "Exhibits," and "Schedules" mean the corresponding Articles, Sections, Exhibits, and Schedules in this Agreement, as applicable, unless expressly provided otherwise herein. All Exhibits and Schedules attached hereto are hereby incorporated herein by reference as though set out in full herein.

15.16 Assignment. Buyer may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations, to an affiliate of Buyer without Seller's written consent, provided that Buyer gives Seller notice of the assignment or delegation at least three (3) Business Days before the Closing Date and that such assignment or delegation does not relieve Buyer of its obligations hereunder. Seller shall not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned, or delayed. Buyer's withholding of written approval of Seller's assignment will be deemed reasonable if Seller is not the sole member or owner of the proposed Seller assignee. Subject to the provisions of this section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. For purposes of this **Section 15.16**, an affiliate of Buyer shall include (a) any entity that controls, is controlled by or is under common control with Buyer (a "**Buyer Controlled Entity**"), or (b) any entity in which one

or more Buyer Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity. If Seller assigns this Agreement, Seller shall not be relieved of any future liability under this Agreement.

15.17 Attorney's Fees. If litigation is required by either party to enforce or interpret the terms of this Agreement, the substantially prevailing party of such action shall, in addition to all other relief granted or awarded by the court, be awarded costs and reasonable attorneys' fees, charges and disbursements (including those of in-house counsel) and expert witnesses fees and costs incurred by reason of such action and those incurred in preparation thereof at both the trial and appellate levels.

15.18 Bulk Sales Laws. Seller shall comply with any applicable bulk transfer or similar laws of the state in which the Property is located and indemnify, protect, defend and hold harmless Buyer for any Loss related thereto.

15.19 Post-Closing Access to Records. Upon receipt by Seller of Buyer's reasonable written request within a period of 1 year after Closing, Seller shall, at Seller's principal place of business, during Seller's normal business hours, make all of Seller's Deliveries available to Buyer for inspection and copying (at Buyer's sole cost and expense).

15.20 Information and Audit Cooperation. To the extent necessary to enable Buyer to comply with any financial reporting requirements applicable to Buyer and upon at least 3 Business Days prior written notice to Seller, within 90 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Buyer's auditors to audit the trial balance related to the operation of the Property for the calendar year prior to the Closing Date and for the portion of the calendar year starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth of Seller in this Agreement or the documents delivered by Seller at Closing, Seller makes no representations, warranties or covenants of any kind or nature with respect to the trial balance or the books and records which may be reviewed by Buyer and its auditors in auditing the same, and Buyer releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

15.21 Confidentiality. All of the terms and conditions of this Agreement (including the identity of the parties, the Purchase Price, and the existence of this Agreement) are confidential to the fullest extent permitted by applicable Law. Seller shall not disclose such terms and conditions or the existence of this Agreement to anyone outside Seller other than the parties to the Existing Lease and the Membership Interest Purchase Agreement, Seller's affiliates, to Seller's legal counsel and other agents and representatives who need to know such information in connection with the acquisition, and as required by applicable Law. Buyer may not disclose this Agreement's terms and conditions and the existence of this Agreement to anyone outside Buyer other than to Buyer's affiliates, to Buyer's legal counsel and other agents and representatives (including prospective lenders) who need to know such information in connection with the acquisition, and as required by applicable Law. Neither Seller nor Buyer shall issue any press release with respect to Buyer's acquisition of the Property or the terms of this Agreement without the prior written consent of the other party, which consent may be withheld in such party's sole discretion. The parties further acknowledge and agree that this Section and the NDA shall (i) survive the Closing or the earlier termination of this Agreement and (ii) be construed consistent with each other to the fullest extent possible, but in the event of any irreconcilable conflict between this Section and the NDA, the NDA shall control in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

SELLER:

American Battery Technology Company,
a Nevada corporation

DocuSigned by:

By: Ryan Melsert
Name: Ryan Melsert
Title: Chief Executive Officer

BUYER:

Bow River Capital RE III LLC,
a Delaware limited liability company

DocuSigned by:

By:
Name: Patrick Blasdell
Title: Managing Director

SIGNATURE PAGE
TITLE COMPANY

The undersigned hereby accepts the foregoing Purchase and Sale Agreement and executes the Agreement for the purpose of agreeing to the provisions of **Sections 2.2, 2.3, and Schedule D** and agreeing to otherwise act as title company and escrow agent in strict accordance with the terms of the Agreement, and hereby establishes ________________, 20__, as the date of opening of escrow and the undersigned's receipt of the Deposit from Buyer and the Seller Deposit from Seller and designates __________________________ as the escrow number assigned to this escrow.

TITLE COMPANY:

First American Title Insurance Company

By: ____________________________
Name: ____________________________
Title: ____________________________

SCHEDULE A

LEGAL DESCRIPTION

(attached hereto)

EXHIBIT A

The Land referred to herein below is situated in the County of Storey, State of Nevada, and is described as follows:

PARCEL I:

PARCEL 2015-20 OF RECORD OF SURVEY MAP NO. 122164, FILED IN THE OFFICE OF THE COUNTY RECORDER OF STOREY COUNTY, STATE OF NEVADA ON MAY 26, 2015, AS FILE NO. 122164, OF OFFICIAL RECORDS, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

ALL THAT CERTAIN PARCEL SITUATE WITHIN A PORTION OF SECTION TEN (10), TOWNSHIP NINETEEN (19) NORTH, RANGE TWENTY-TWO (22) EAST, MOUNT DIABLO MERIDIAN STOREY COUNTY, NEVADA, BEING PORTIONS OF PARCEL 2007-20 AS SHOWN ON RECORD OF SURVEY MAP, FILE NO. 106292 IN THE OFFICIAL RECORDS OF STOREY COUNTY, NEVADA, PARCEL 2011-09 AS SHOWN ON RECORD OF SURVEY MAP, FILE NO. 115859 IN THE OFFICIAL RECORDS OF STOREY COUNTY, NEVADA AND PARCEL 2015-8 AS SHOWN ON RECORD OF SURVEY MAP, FILE NO. 122158 IN THE OFFICIAL RECORDS OF STOREY COUNTY, NEVADA, SAID PARCEL BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EASTERLY LINE OF SAID PARCEL 2007-20, BEING ON THE WESTERLY RIGHT-OF-WAY OF PERU DRIVE, AS DEDICATED ON DOCUMENT NO. 110592 IN THE OFFICIAL RECORDS OF STOREY COUNTY, NEVADA, FROM WHICH THE SOUTH QUARTER CORNER OF SAID SECTION 10 BEARS SOUTH 34°58'18" WEST, 4039.41 FEET SAID POINT BEING THE BEGINNING OF A NON-TANGENT CURVE TO THE LEFT, FROM WHICH THE RADIUS BEARS NORTH 83°54'19" EAST;
THENCE ALONG SAID WESTERLY RIGHT-OF-WAY LINE, BEING COINCIDENT WITH THE EASTERLY LINES OF PARCELS 2007-20, 2015-8 AND 2011-09, 585.57 FEET ALONG THE ARC OF A 870.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 38°33'51";
THENCE LEAVING SAID WESTERLY RIGHT-OF-WAY LINE AND SAID EASTERLY PARCEL LINES, SOUTH 29°53'48" WEST, 328.12 FEET;
THENCE SOUTH 58°29'57" WEST, 74.47 FEET;
THENCE SOUTH 29°53'48" WEST, 222.94 FEET;
THENCE NORTH 70°13'20" WEST, 249.68 FEET;
THENCE NORTH 22°37'49" WEST, 752.29 FEET;
THENCE NORTH 67°22'11" EAST, 667.75 FEET TO THE POINT OF BEGINNING.

NOTE: THE ABOVE METES AND BOUNDS LEGAL DESCRIPTION APPEARED PREVIOUSLY IN THAT CERTAIN DOCUMENT RECORDED MAY 29, 2015 AS DOCUMENT NO. 122185.

PARCEL II:

A NONEXCLUSIVE EASEMENT FOR THE PURPOSE OF CONSTRUCTION, REPAIR AND MAINTENANCE OF A FILL SLOPE AND DRAINAGE CHANNEL AND RELATED DRAINAGE FACILITIES AS SET FORTH AND GRANTED BY DOCUMENT RECORDED MAY 29, 2015 AS INSTRUMENT NO. 122186, OFFICIAL RECORDS OF STOREY COUNTY, NEVADA

SCHEDULE B

Definitions

"**Business**" means the recycling of Lithium-ion batteries and related operations.

"**Business Day**" means each day of the year other than Saturdays, Sundays, legal holidays and other days on which banking institutions are generally authorized or obligated by Law to close in either the state of Colorado, the state in which Title Company is located or the state in which the Real Property is located.

"**Buyer's LP Affiliate**" means Bow River Capital Real Estate Fund III LP, a Delaware limited partnership and an affiliate of Buyer.

"**Closing Documents**" means those documents required to be delivered by Seller or Buyer at the Closing pursuant to **Sections 11.2 and 11.3** or pursuant to or in connection with any other provision of this Agreement.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Contracts**" means all contracts, agreements, or commitments, oral or written, relating to the Real Property.

"Declarations and REAs" means any and all declarations, reciprocal easement agreements or other similar cross-easements, use agreements, covenants or similar agreements with adjacent property owners governing the use, maintenance or operation of any part of the Real Property or the industrial/business park in which it is located, but excluding any agreements with state or local governments.

"Development Agreement" means any agreement between Seller and any state, municipal or quasi-municipal entity or other third party for the development and construction of infrastructure, buildings, or other improvements, on, servicing, or with respect to the Real Property.

"**Effective Date**" has the meaning set forth in the introductory paragraph.

"**Environmental Claim**" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any Hazardous Material in, at, on, under, from or about any location, whether or not owned or operated by Seller.

"**Environmental Law**" means any Law, including requirements under permits, licenses, consents and approvals, relating to pollution or protection of human health or the environment, including those that relate to emissions, discharges, releases or threatened releases, or the generation, manufacturing, processing, distribution, use, treatment, storage, disposal, transport, or handling, of Hazardous Materials.

"**Existing Lease**" means that certain Pre-Closing Lease dated as of April 21, 2023, between Comstock Inc., a Nevada corporation, and Seller, as may be amended from time to time.

"**Hazardous Materials**" means those materials that are regulated by or form the basis of liability under any Environmental Law, including: (a) any substance identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance; (b) any petroleum or petroleum derived substance or waste; (c) any asbestos or asbestos-containing material; (d) any polychlorinated biphenyl (PCB) or PCB-containing or urea-formaldehyde-containing material or fluid; (e) any radioactive material or substance, including radon; (f) any lead or lead based paints or materials; and (g) any mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health.

"**Improvements**" mean all improvements, structures, and parking facilities now or hereafter placed, constructed, installed or located on the Land, but excluding any and all fixtures now or hereafter placed, constructed, installed or located on the Land and any apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy of the Land (such as heating, air conditioning, and mechanical systems), all of which shall remain the property of Seller following the Closing.

"Independent Contract Consideration" means the sum of $100.00.

"**Land**" means the real property described on **Schedule A**, together with all reversions, remainders, privileges, easements, rights-of-way, appurtenances, agreements, rights, licenses, tenements and hereditaments appertaining to or otherwise benefiting or used in connection with said real property or the Improvements, together with all of Seller's right, title and interest in and to any strips and gores of land, streets, alleys, public ways or rights-of-way abutting, adjoining, adjacent, connected or appurtenant to such real property, and together with any and all minerals and mineral rights, oil, gas, and oil and gas rights, other hydrocarbon substances and rights, development rights, air rights, water and water rights, wells, well rights and well permits, water and sewer taps (or their equivalents), and sanitary or storm sewer capacity appertaining to or otherwise benefiting or used in connection with said real property or the Improvements.

"**Laws**" means all federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, policy directives, judgments or decrees (including common law), including those of judicial and administrative bodies.

"**Lease**" means all leases, licenses, tenancies or occupancy arrangements (whether written or oral), and all right, title and interest of Seller as landlord thereunder, affecting any portion of the Real Property, if any, that extend beyond the Closing. For the avoidance of doubt, the ABTC Lease is a Lease.

"**Letter of Intent**" means that certain letter of intent dated April 4, 2023, between Seller and Buyer's LP Affiliate.

"**Liens**" means liens, encumbrances, claims, covenants, conditions, restrictions, easements, rights of way, options, pledges, judgments or other similar matters.

"**Litigation Searches**" shall mean searches of all presently pending claims, actions, suits, legal proceedings, arbitration or other legal or administrative proceedings, including tax liens, outstanding judgments and bankruptcy, relating to Seller, or the Property. All Litigation Searches shall be at Buyer's sole expense.

"**Losses**" means all actual damages (and not punitive, speculative, special or consequential), losses, liabilities, claims, actions, interest, penalties, demands, obligations, judgments, expenses or costs (including reasonable attorneys' fees, charges and disbursements, including those of in-house counsel and appeals, and expert witness fees).

"**Membership Interest Purchase Agreement**" means that certain Second Amended and Restated Membership Interest Purchase Agreement dated as of April 21, 2023, between Seller and LiNiCo Corporation, a Nevada corporation, as may be amended from time to time.

"**NDA**" means that certain Reciprocal Non-Disclosure Agreement dated as of January 6, 2023, between Seller and Bow River (and which is binding on Buyer), as may be amended from time to time. The Parties hereby acknowledge and agree that the NDA was inadvertently dated as of January 6, 2022, instead of January 6, 2023.

"**Official Records**" means the official records of Storey County, State of Nevada.

"**Operating Statements**" means the historical operating statements, general and tenant ledgers, aged receivables/delinquency report, annual expense reconciliation, current budget and variance report, year-end trial balance, and capital expenditure/major repair summary as described on **Schedule C** and to be delivered by Seller pursuant to **Article III**.

"**Permits**" means all governmental or quasi-governmental permits, agreements, licenses, certificates, authorizations, no further action letters, applications, approvals, entitlements, variances and waivers, including building permits and certificates of occupancy for each building and each leased space, relating to the construction, ownership, development, use, operation, maintenance or repair of the Real Property, but only to the extent that they are assignable by Seller to Buyer and do not relate to the Business or are otherwise reasonably necessary for Seller to retain in connection with the performance of its obligations under the ABTC Lease.

"**Plans and Records**" means, to the extent in Seller's Possession or Reasonable Control, all reports, studies, financial or other records, books or documents existing and relating to the ownership, use, operation, construction, repair or maintenance of, or otherwise to, the Real Property, including the following: surveys, maps, plats and street improvement specifications of the Real Property; soil, substratus, environmental, engineering, structural and geological studies, reports and assessments; architectural drawings, as-builts, plans, engineer's drawings and specifications; appraisals; title reports or policies together with any copies of documents referenced therein; all development-related documents; and booklets, manuals, files, records, correspondence contained in lease files, tenant lists, tenant files, logos, tenant prospect lists, other mailing lists, sales brochures and other materials, and leasing brochures and advertising materials and similar items. However, in no event shall the Plans and Records include any reports, studies, financial or other records, books or documents relating to the Business.

"**Prohibited Person**" means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the "**Executive Order**"); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a "specially designated national" or "blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control ("**OFAC**") at its official website, https://ofac.treasury.gov/; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

"**Property**" means, collectively, the Real Property, the Permits, the Plans and Records, and the Warranties. For the avoidance of doubt, in no event shall the Property include any tangible or intangible personal property of Seller of any kind or nature except as expressly provided in the preceding sentence.

"**Real Property**" means, collectively, the Land and Improvements.

"**Seller's Possession or Reasonable Control**" means within the possession or reasonable control of Seller or Seller's affiliates, Seller's property manager (if any), or Seller's employees, agents, or third party consultants or contractors, including attorneys.

"**Title Documents**" means, collectively, the Title Commitment, Survey, Litigation Searches, and UCC Searches.

"**UCC Searches**" shall mean searches of all Uniform Commercial Code Statements filed against Seller, and/or any of the Personal Property within the state and county in which the Property is located, the state in which the Seller was formed and any other office in which such financing statements are filed. All UCC Searches shall be at Buyer's sole expense.

"**Warranties**" means Seller's right, title, and interest in any third-party warranties (including, without limitation, any roof warranty) in effect as of the Closing Date with respect to the Property, but only to the extent that they are assignable by Seller to Buyer and do not relate to the Business or are otherwise reasonably necessary for Seller to retain in connection with the performance of its obligations under the ABTC Lease.

SCHEDULE C

DUE DILIGENCE MATERIALS

1. Complete and accurate rent roll setting forth each lease, the unit number or space covered, the area in square feet, the name of the tenant and guarantor, the lease commencement date, the lease expiration date, the current rental rate and escalations (including other charges payable by the tenant under the lease, if any), and the amount of any security or other deposit;

2. A copy of the standard form tenant lease, if any, used by Seller;

3. A true, complete and correct copy of each currently existing Lease, including any amendments and guaranties or letters of credit, if applicable;

4. Waitlist for prospective tenants;

5. Tenant ledgers reflecting amounts billed, amounts paid and tenant payment history;

6. Monthly tenant delinquency reports;

7. Operating statements and financial statements for the Property for the preceding three (3) calendar years setting forth by categories the rental income and other income of the Property and the operating expenses of the Property along with year to date 2023;

8. The 2022 and projected 2023(if applicable) budget for operating expenses and any capital improvement projects or other expenses to improve the Property;

9. Details of any historical capital improvements completed at the Property during current Seller's term of ownership;

10. Copies of all plans and surveys which are in Seller's possession;

11. All environmental site assessments or similar reports regarding the environmental status of the Property in the possession of Seller;

12. All property conditional assessment reports denoting the physical condition of the Property in the possession of Seller;

13. The most recent twelve (12) months of utility bills from each applicable utility provider;

14. Property tax bills for the preceding five (5) calendar years, including any special assessments applicable to the Property;

15. Currently effective operating manual with respect to the Property and fire evacuation plans which are in Seller's possession;

16. Copies of any American's with Disability Act ("ADA") reports prepared by third parties with respect to the Property which are in Seller's possession;

17. Copies of all Contracts and Warranties;

18. Copy of the existing owner's title insurance policy at the Property;

19. Copies of all building and other permits, licenses and certificates of occupancy, equipment certifications, sprinkler, alarm system, elevator testing, including copies of annual inspection certificates for fire, sprinkler, and elevator maintenance reports;

20. Copies of all restrictive covenants, easements and agreements;

21. Copies of any notice or correspondence received from a government or quasi-government entity, including owner's associations, or improvement districts;

22. Monthly management reports prepared by the management company for the previous twelve months;

23. Copies of any third-party management agreements;

24. Details relating to any current or historical ligation involving the Property or ownership entities; and

25. Copies of current and past insurance policies along with copies of any claims made on any insurance policies and thirty-six (36) months of loss runs.

26. Copies of all building plans, both completed and under construction.

27. Copy of existing purchase and sale agreement.

28. Breakdown of all equipment and, or personal property on-site.

29. Financial projections for 2023, 2024, and 2025.

SCHEDULE D

ESCROW PROVISIONS AND INSTRUCTIONS

(a) Deposit.

(i) Title Company shall hold the Deposit and Seller Deposit in escrow in insured money market accounts, certificates of deposit, United States Treasury Bills or such other interest-bearing accounts as Buyer (with respect to the Deposit) and Seller (with respect to the Seller Deposit) may instruct from time to time until the earlier to occur of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price and Seller Deposit, if not previously returned to Seller, will be returned to Seller, or (ii) the date on which Title Company is authorized to disburse the Deposit or the Seller Deposit as set forth in **subsection (ii)** or **(iii)** below as applicable. The tax identification numbers of the parties shall be furnished to Title Company upon request. Buyer shall be solely responsible for all costs of Title Company in establishing, maintaining, disbursing from, and closing any interest-bearing account with respect to the Deposit.

(ii) Buyer may, at any time on or before the expiration of the Inspection Period, demand a return of the Deposit and Title Company immediately shall return the Deposit to Buyer without the necessity of providing any notice to Seller other than the notice contemplated by **Section 4.3** and without waiting 5 Business Days, and, if Buyer has not terminated the Agreement pursuant to **Section 8.6**, Title Company will also return the Seller Deposit to Seller. If the Deposit or Seller Deposit has not been released earlier in accordance with this **subsection (ii)**, and a Closing does not occur, and either party makes a written demand upon Title Company for payment of the Deposit or Seller Deposit in accordance with the instructions set forth in such demand, Title Company shall give written notice to the other party of such demand. If Title Company does not receive a written objection from the other party to the proposed payment on or before the 5th Business Day after the giving of such notice, Title Company is hereby authorized to make such payment. If Title Company does receive such written objection within such 5 Business Day period, Title Company shall continue to hold such amount until otherwise directed by written instructions from the parties or a final judgment. However, Title Company shall have the right at any time to deposit the Deposit and/or Seller Deposit with the clerk of a state court of competent jurisdiction in Washoe County, Nevada, in accordance with applicable law. Title Company shall give written notice of such deposit to Seller and Buyer. Upon such deposit, Title Company shall be relieved and discharged of all further obligations and responsibilities hereunder.

(iii) If Buyer has not terminated the Agreement pursuant to **Section 8.6,** then upon Seller's acquisition of the Real Property, Title Company shall immediately return the Seller Deposit to Buyer, without the necessity of providing any notice to Buyer and without waiting 5 Business Days.

(b) Closing.

(i) Provided that Title Company shall not have received written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of the Agreement, when Buyer and Seller have deposited into escrow the documents and funds required by the Agreement and Title Company is irrevocably and unconditionally committed to issue the Title Policy effective as of the Closing Date, Title Company shall, in the order and manner herein below indicated, take the following actions unless instructed otherwise in writing by Buyer and Seller prior to the Closing:

(A) Cause the Deed, the Declaration of Value, the Memorandum, and any other documents which Buyer and Seller mutually may direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.

(B) Disburse all funds from escrow in accordance with the Closing Statement.

(C) Deliver: (i) to Seller, (A) one original (or, as applicable, an electronic (e.g., ".pdf") version) of each document deposited into escrow and (B) one conformed copy of each document recorded pursuant to the terms hereof; and (ii) to Buyer, (A) one original (or, as applicable, an electronic (e.g., ".pdf") version)

of each document deposited into escrow and (B) one conformed copy of each document recorded pursuant to the terms hereof.

(D) Issue and deliver the Title Policy to Buyer.

(E) Deliver the original recorded Deed, Declaration of Value, and Memorandum to Buyer.

(ii) Title Company, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Code, shall file all necessary information reports, returns, and statements regarding the transaction required by the Code including the tax reports required pursuant to Section 6045 of the Code.

(c) Responsible Person. Title Company, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Code, covenants and agrees to file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code

(d) General. The parties acknowledge that Title Company is acting solely as a stakeholder at their request and for their convenience, that Title Company shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of the provisions of the Agreement (including, without limitation, this **Schedule D**) or in gross negligence. Seller and Buyer jointly and severally shall indemnify, protect, defend and hold Title Company harmless from and against all Losses incurred in connection with the performance of Title Company's duties hereunder, except with respect to actions or omissions taken or suffered by Title Company in bad faith, in willful disregard of the provisions of the Agreement (including, without limitation, this **Schedule D**) or in gross negligence on the part of the Title Company. The Parties shall deliver to Title Company an executed copy of the Agreement, which shall constitute their instructions to Title Company. Title Company shall execute the signature page for Title Company attached to the Agreement; provided, however, that (i) Title Company's signature hereon shall not be a prerequisite to the binding nature of the Agreement on Buyer and Seller, and the same shall become fully effective upon execution by Buyer and Seller notwithstanding the absence of Title Company's signature, and (ii) the signature of Title Company will not be necessary to amend any provision of the Agreement other than this **Schedule D**. The parties hereto shall execute such additional escrow instructions (not inconsistent with this **Schedule D**) as Title Company shall deem reasonably necessary for its protection, including Title Company's general provisions (as may be modified by Buyer, Seller and Title Company). In the event of any inconsistency between the provisions of this **Schedule D** and such additional escrow instructions, the provisions of this **Schedule D** shall govern. In the event of any inconsistency between the provisions of this Schedule D and the provisions in the body of the Agreement, the provisions in the body of the Agreement shall govern.

EXHIBIT A

FORM OF DEED

[To be added post-Effective Date]

EXHIBIT B

FORM OF BILL OF SALE

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT ("**Bill of Sale**") is made this ____ day of ______________, 20__ by __________________, a ______________ ("**Seller**"), in favor of ____________________, a ________________ ("**Buyer**").

W I T N E S S E T H:

WHEREAS, Seller and **[Buyer/Buyer's predecessor-in-interest]** entered into that certain Purchase and Sale Agreement dated as of ______________, 20__ ("**Agreement**"), with respect to the sale of the Real Property. Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement.

WHEREAS, pursuant to the Agreement, Seller is obligated to transfer to Buyer the Permits, Plans and Records, and Warranties (collectively, the "**Transferred Property**").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely, irrevocably and unconditionally transfer, set over, assign, convey, release, confirm and deliver to Buyer all of the Transferred Property.

To the extent provided in the Agreement, the Bill of Sale and the obligations of the parties hereunder shall survive the closing of the transactions referred to in the Agreement, and shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors and assigns.

This Bill of Sale (a) shall be governed by and construed in accordance with the internal laws of the State in which the Property is located, without regard to the conflicts of laws principles thereof, and (b) may not be modified or amended except by written agreement signed by both Seller and Buyer.

This Bill of Sale may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. The parties may execute and exchange electronic mail PDF copies of counterparts of the signature pages. The parties further agree that counterparts of this Bill of Sale may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original "wet ink" signatures to this Bill of Sale and shall have the same legal effect as the physical delivery of an original signature.

If any action or proceeding is commenced by either party to enforce its rights under this Bill of Sale, the substantially prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys' fees and costs (including the cost of in-house counsel and appeals), in addition to any other relief awarded by the court.

Nothing in this Bill of Sale alters or amends any covenants, representations, warranties or indemnities set forth in the Agreement, all of which shall control in the event of any conflict with this Bill of Sale.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the day and year first above written.

SELLER:

_______________________________________,
a ______________________________________

By: ____________________________
Name: ____________________________
Title: ____________________________

BUYER:

_______________________________________,
a ______________________________________

By: ____________________________
Name: ____________________________
Title: ____________________________

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "**Amendment**") dated effective as of July 12, 2023 (the "**First Amendment Effective Date**"), is made by and between **AMERICAN BATTERY TECHNOLOGY COMPANY**, a Nevada corporation, ("**Seller**"), and **BOW RIVER CAPITAL RE III LLC**, a Delaware limited liability company ("**Buyer**").

RECITALS

A. Seller and Buyer entered into that certain Purchase and Sale Agreement dated effective as of May 12, 2023 (the "**Agreement**"). All capitalized terms used in this Amendment that are not defined in this Amendment have the meanings given such terms in the Agreement.

B. The parties desire to amend the Agreement subject to the terms set forth herein.

AMENDMENT

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Buyer's Termination Right. The first sentence of Section 4.3 of the Agreement is hereby deleted and replaced in its entirety as follows:

"Buyer may at any time from the Effective Date until 10:59 p.m. (Pacific Time) on August 4th, 2023 (the "**Inspection Period**") terminate this Agreement in its sole discretion."

2. Acquisition of the Real Property. Section 8.6 of the Agreement is hereby deleted and replaced in its entirety as follows:

> "8.6 **Acquisition of the Real Property**. Seller acknowledges and agrees that Buyer is entering into this transaction on Seller's covenant to Buyer that Seller (or a Seller affiliate) will acquire the Real Property on or prior to July 21, 2023. If Seller (or a Seller affiliate) acquires the Real Property on or prior to July 21, 2023, Title Company shall return the Seller Deposit to Seller. If Seller (or a Seller affiliate) has not acquired the Real Property on or prior to July 21, 2023, such failure will be a Seller default without an opportunity to cure and Buyer may terminate this Agreement at any time until the earlier to occur of (a) the date that Seller (or a Seller affiliate) acquires the Real Property, or (b) the Closing Date, by delivering notice to Seller and Title Company. If Buyer terminates this Agreement pursuant to this **Section 8.6**, the Deposit, less the Independent Contract Consideration (which Title Company shall deliver to Seller), shall be returned to Buyer, Seller shall pay the cancellation charges as to the Property, if any, of Title Company, and Buyer may pursue its remedies under **Section 13.1**. If Seller (or a Seller affiliate) acquires the Real Property after July 21, 2023, and Buyer has not terminated the Agreement pursuant to this **Section 8.6**, the Title Company shall return the Seller Deposit to Seller, and Seller's default under this **Section 8.6** shall be deemed to have been waived by Buyer."

3. Closing Date. The second sentence of Section 11.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

"The "**Closing Date**" shall be August 10, 2023."

4. Successors and Assigns. This Amendment shall extend to and be binding upon the successors and assigns of the parties hereto.

5. Entire Agreement. This is the entire agreement of the parties in connection with this Amendment and no other agreement shall be binding on the parties unless by written instrument signed by both parties.

6. Full Force and Effect. The parties hereby acknowledge and agree that, except as expressly amended by this Amendment, all terms and conditions of the Agreement remain in full force and effect. In the event of a conflict between the terms of this Amendment and terms of the Agreement, the terms of this Amendment shall govern.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. The parties may execute and exchange electronic mail PDF copies of counterparts of the signature pages. The parties further agree that counterparts of this Amendment may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original "wet ink" signatures to this Amendment and shall have the same legal effect as the physical delivery of an original signature.

8. Governing Law. The interpretation and performance of this Amendment shall be governed in accordance with the internals laws of Nevada without regard to the conflicts of laws principles thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the First Amendment Effective Date.

SELLER:

American Battery Technology Company,
a Nevada corporation

By: ______________________
Name: Andres Meza
Title: Chief Operating Officer

BUYER:

Bow River Capital RE III LLC,
a Delaware limited liability company

By: Patrick Blasdell (Jul 12, 2023 12:56 MDT)
Name: Patrick Blasdell
Title: Managing Director